EXHIBIT (C)(3)
Presentation to the Special Transaction Committee of Cablevision December 8, 2006 * indicates information omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 ("Exchange Act"). This information has been filed separately with the Securities and Exchange Commission ("SEC").

Table of Contents Situation Overview Business Review Valuation Analysis Structuring and Financing Issues Tactics and Next Steps Lehman Brothers and Morgan Stanley are awaiting the receipt of additional information from the Company, and the Dolan Family Group and their advisors. Accordingly, this draft is presented on an interim basis and is subject to change, including, without limitation, the refinement of assumptions, the addition of sensitivity analyses, the updating of the Company's Long Term Plan ("LTP"), and revisions to the proposed transaction / structure. All analysis herein referring to the Company's Management Plan is based on the preliminary 2007 Budget and Long Term Plan dated November 20, 2006 as provided by the Company. Agenda

On October 9, 2006, the Dolan Family Group proposed to take Cablevision private by acquiring the outstanding public interest in Cablevision for $27 per share payable in cash The Dolan Family Group stated that their offer had taken into account feedback received by the Special Transaction Committee ("STC") and its advisors in connection with the 2005 Dolan Proposal, specifically, that a simpler structure, enhanced value and value certainty were now being offered The Dolan Family Group stated that their offer was again contingent on obtaining approval from a special committee of the Board of Directors of Cablevision and obtaining fully committed financing The Dolan Family Group stated that they are only interested in pursuing the proposed transaction and would not sell their stake in Cablevision On October 9, 2006 Cablevision's Board of Directors appointed the STC, consisting of the same independent directors that reviewed the 2005 Dolan Proposal, to review the Dolan Family Group proposal The STC subsequently retained Willkie Farr & Gallagher as its legal counsel and Lehman Brothers and Morgan Stanley as its financial advisors The Dolan Family Group's advisors met with the STC advisors to discuss the Dolan Family Group's proposal and financing package on October 19, 2006 and on November 10, 2006, respectively Representatives of the STC and its advisors immediately commenced due diligence and became aware that the 2007 Budget and Long Term Plan ("2007 LTP") of Cablevision was in-process and not available The advisors began analyzing the 2006 2Q Forecast and 2006 Long Term Plan while waiting for the 2007 LTP A request for the 2007 LTP was formally made on November 2, 2006 The preliminary 2007 LTP was provided to all parties on November 22, 2006 The STC and its advisors conducted in-person diligence sessions with the management team of Cablevision on October 30, 2006 and on November 27, 2006. Multiple telephonic diligence discussions have taken place Process Overview Public Announcement of New Dolan Proposal Due Diligence Situation Overview Formation of Special Transaction Committee Advisors Meetings 1

Cablevision is on track to beat its 2006 Budget in terms of RGUs, Telecom revenue and AOCF 1.1 mm RGUs added through Sept-06 YTD (84k basic video, 402k digital, 270k data and 367k voice) ; ~270k more than the Budget for Sept-06 YTD, and better across all services(1) Telecom revenue(2) and AOCF expected to exceed Budget by $55 mm (1.3%) and $29 mm (1.8%), respectively(1) Telecom capex, however, expected to exceed Budget by $85 mm (11.7%) due to unbudgeted expenditures in network data transmission capabilities (Boost) and acceleration of unit growth, which resulted in higher customer premises equipment ("CPE") spending(1) Management expressed confidence in near term outlook for cable business and its ability to compete with Verizon Management does not expect Verizon to significantly overbuild in CVC's territory given poor returns on investment; although FiOS is now factored in the preliminary 2007 LTP, impact is limited as Management expects Verizon to overbuild only 1.1mm homes in CVC's footprint and to abandon new builds post-2007 Assumes Verizon will have ~100k video customers by 2010 (<10% of homes passed) Management estimates that franchising process in NY will delay Verizon's ability to fully compete until 2008 Verizon expected to pass 775k homes in CVC territory at the end of 2006, but only 224k homes passed expected to have video service available Management adopted a preemptive strategy to market voice actively to its video and data customers to secure third piece of the bundle before Verizon is at full strength Cablevision offerings remain competitive both from a product and pricing perspective vis-a-vis FiOS Preliminary data suggests CVC continues to grow, albeit a slower rate in areas where Verizon has launched FiOS Winbacks from satellite competitors continue with ~110k satellite subscribers switching to Cablevision year-to-date Key changes in preliminary 2007 LTP compared to the 2006 Budget and LTP ("2006 LTP") show more moderate advertising revenue growth projections and margin erosion in Cable TV due to higher programming costs (52% of video revenue in 2011 vs. 42% in 2006) as well as higher projected capital expenditures (~12% higher in 2006; ~19% higher in 2010) to support growth(2) * Initial Telecom Due Diligence Findings Outlook for Telecom Business Situation Overview ___________________________ Estimates based on 2006 3Q FYF provided by Management. Refers to Telecom net revenue, including eliminations. Estimates based on the preliminary 2007 LTP. 2 * indicates information omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and that has been filed separately with the SEC.

Rainbow programming businesses overall expected to generate ~$22 mm (2.4%)(1) less revenue in 2006 than originally budgeted, due to several factors, including softer advertising market (AMC) and core ratings miss (fuse) Shift in strategy, with focus on increasing original programming of certain networks (mainly WE), and move to higher budget films at IFC No major issues identified with renegotiation of distribution agreements with other MSOs and DBS operators; Management increasingly seeking to bundle various Rainbow networks in distribution agreements * * Developing Programming projected to contribute ~$18mm negative AOCF in 2006 and $49mm in 2007 Knicks' 2006 AOCF, although budgeted at $5.4 mm, likely to be a loss of $48 mm(1) following the recent settlement with Larry Brown and departure of Jalen Rose and Maurice Taylor (costs with associated settlement and player write offs totaled $58 mm) MSG Entertainment is having a strong concert season, despite experiencing slower initial ticket sales for the Christmas Spectacular as the Company reduced discounting of tickets Other businesses generally on-track with Budget with clear vision to build MSG brand in the future Entered recent lease agreement for Beacon Theatre of $* a year for * years; operations will start in 2007 and projected break-even in 3 years Entered agreement with Cirque du Soleil for a new dedicated show to be performed at the Theatre at Madison Square Garden for the next 4 winters beginning in November 2007 Two distinct alternatives for expansion / renovation being contemplated; likely a 2007 decision Remodeling current MSG site or relocating to the Farley Post Office Building Vornado waived its right to object to MSG renovation plan, eliminating a potential significant obstacle to the project Initial Rainbow / MSG Due Diligence Findings Situation Overview ___________________________ Estimates based on 2006 3Q FYF provided by Management. MSG Will Significantly Miss 2006 Budget Rainbow Performance Below Budget 3 * indicates information omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and that has been filed separately with the SEC.

Dolan Family Group to acquire all shares of Cablevision not already owned Offer includes both Telecom and RMH businesses Cablevision to spin-off RMH pro-rata to all shareholders Dolan Family Group to acquire all shares of the Telecom group not already owned $27.00 per share in cash Special dividend of $10.00 per share paid in April 2006 Offer Price represents premium of ~13% to one-day prior stock price (~9% adjusted for special dividend) $21.00 per share for Telecom in cash plus 1 newly issued share of RMH for each share of CVC held Stated value of $33.50 (RMH at $12.50 per share) Represents premium of ~25% to one-day prior stock price Post-dividend value of $23.50 Total Company Enterprise Value: $19.1bn EV/Current EBITDA: 10.7x / 10.2x(2) EV/1-Year Fw EBITDA: 9.1x / 9.0x(2) Cable (based on Non-Cable Assets EV of $5.4bn)(3) EV/Current EBITDA: 8.8x EV/1-Year Fw EBITDA: 7.6x EV/Subscriber: $4,505 Comcast current 1-Year forward multiple: 9.0x Total Company Enterprise Value: $18.3bn EV/Current EBITDA: 10.9x EV/1-Year Fw EBITDA: 9.6x Cable EV/Current EBITDA: 9.5x EV/1-Year Fw EBITDA: 8.2x EV/Subscriber: $4,341 Comcast 1-Year forward multiple in Oct. 2005: 7.6x No taxes at corporate level NOLs of $2.9bn ('06E) preserved, but usage limited Taxable at shareholder level to public shareholders RMH spin-off taxable at corporate level with existing NOLs used to shelter gain on spin RMH to obtain step-up in asset basis but reimburse Telecom for difference between inside & outside basis Spin-off taxable at shareholder level (to public and Dolan Family Group); Telecom acquisition taxable to public shareholders 2006E LTM Reported/Adjusted (CVC): 9.8x / 9.4x(2) 2006E 4Q-LQA Reported/Adjusted (CVC): 9.8x / 9.2x(2)(4) 2005E LTM (Telecom): 8.9x(5) 2005E 4Q-LQA (Telecom): 8.2x(5) Review of Dolan Offer Current Dolan Proposal 2005 Dolan Proposal Key Terms ___________________________ Multiples shown are based on Management Plan used as base for evaluating the offer. Adjusted figure excludes non-recurring charges totaling $84mm in 2006 LTM, $19mm in 2007 and $113mm in 2006 LQA associated with corporate G&A for special dividend, options investigation, debt compliance, privatization process and discontinued operations, settlement with Larry Brown and player write offs at the Knicks. Current value of non-cable assets assumes a price per share of $12 for RMH, net debt and other adj. of $1.1bn and Lightpath enterprise value of $700mm. EBITDA based on 4Q annualized except for MSG, which is based on trailing 12 months due to seasonality. As a result of the separation, Telecom EBITDA included an allocation of residual corporate overhead which was estimated based on share of revenue. Transaction Price / Consideration Tax Treatment Proposed Leverage(1) Situation Overview Valuation(1) 4

PRELIMINARY DRAFT

Review of Dolan Offer (Cont'd)

Situation Overview

$27 Offer Appears Low	■ 13% premium to one-day prior stock price is low and below squeeze-out precedents – 9% premium adjusted for special dividend ■ Comcast up ~22% since CVC covenant breach disclosure (September 14) ■ Cable sector valuations continue to appreciate since the offer date – CMCSA up ~13% since one day prior to offer – Cable-only offer multiples (8.8x '06 / 7.6x '07) are well below CMCSA cable-only trading multiples (10.3x '06 / 9.0x '07) ■ DCF valuation based on Management Plan results in a price range of $38-$50 per share, excluding NOLs ■ Assuming Cablevision executes on its 5-year plan and a constant 1-year forward consolidated multiple of 8.7x (Cablevision's public trading multiple prior to the offer), shareholders can expect to earn a ~44% IRR on their investment over the next 2 years – Discounting the future implied share price at Cablevision's current equity cost of capital implies a per share value of ~$32-$39 at year-end '07 and '08, respectively ■ Assuming a 15-25% minimum equity requirement, the financing proposal implies a value range of $31-40 per share ■ LBO returns analysis implies offer price ~$39-44 per share, assuming a 20% IRR
Management Plan Remains Optimistic	■ The plan assumes limited impact from Verizon – Assumes Verizon will stop new builds following 2007 and will achieve approximately 10% video penetration by 2010 ■ The plan assumes Developing Networks and VOOM will become profitable ■ Management has historically demonstrated a strong ability to predict AOCF in the near term periods, but has historically underperformed the plan on a capex and free cash flow basis, partially due to accelerated RGU growth – The Company has lowered longer term AOCF estimates versus levels projected in the previous plans ■ 2007 LTP contemplates over $1.1 bn more in AOCF than Wall Street estimates in 2011
Market Has a Mixed View on Outcome of Proposal	■ Cablevision is trading above $27 offer price – Since the October 9th offer, the cable sector has traded up at a greater pace than Cablevision's stock price ■ Wall Street analysts and press reports have expressed general uncertainty surrounding acceptance of the current offer ■ In the absence of a transaction with the Dolan Family Group, Cablevision's stock price could fall back to or below pre-offer levels ■ As an alternative to the Offer, Cablevision could add leverage to pay another special dividend

LEHMAN BROTHERS 5 Morgan Stanley

Management has held periodic discussions with potential interested buyers for certain Rainbow networks There are ongoing discussions involving the possible sale of the Regional Sports stakes to Comcast, but the bid-ask spread is still approximately $150mm Management believes Rainbow National Networks are not able to realize their full value under CVC and would have significant attraction to strategic buyers Strategic buyer with increased scale, advertising and distribution relationships could expand cash flow Management believes that Bravo precedent and perceived buyer interest suggest potential to sell networks at attractive multiples The Dolan Family Group has considered sale/going private discussions in the past Transactions considered included the sale of Telecom to a strategic investor Although the Dolan Family Group's advisors have stated that no such discussions have occurred in the last year, a future sale by the Dolan Family Group remains a risk In a traditional private equity led LBO, underperforming businesses would likely be shut down VOOM HD, Developing Programming, Other Rainbow National Programming businesses, fuse, PVI and Clearview are projected to have negative AOCF in 2007: VOOM HD: ($64mm) Developing Programming: ($49mm) Other Rainbow Nat'l Programming: ($20mm) Fuse: ($16mm) PVI / Clearview: ($8mm) Total: ($158mm) Review of Dolan Offer (Cont'd) Sale of Rainbow Networks Could Unlock Value Prior Discussions Raise Risk of Asset Flipping and Show High Value Expectations Situation Overview Restructuring of Rainbow Programming Assets Could Dramatically Change Cash Flow Profile 6

Review of Business

___________________________ 2006 and 2007 AOCF per preliminary 2007 LTP adjusted for non-recurring charges of $84 mm and $19 mm respectively. 2005 Plan 2006 Plan 2007 Plan Wall Street 2006E 1606 1887 1867 1818 2007E 2167 2281 2124 2060 2008E 2842 2716 2493 2191 2009E 3072 2824 2294 2010E 3394 3185 2351 2011E 3495 2383 Comparison of Management Long Term Plans and Wall Street Review of Business CVC Consolidated AOCF CVC Consolidated Capex CVC Consolidated Unlevered FCF 2005 Plan 2006 Plan 2007 Plan Wall Street 2006E 605 813 889 876 2007E 499 589 698 757 2008E 481 533 643 701 2009E 501 635 664 2010E 503 588 664 2011E 582 665 2005 Plan 2006 Plan 2007 Plan Wall Street 2006E 1002 1073 978 941 2007E 1669 1692 1426 1303 2008E 2361 2183 1851 1490 2009E 2570 2189 1630 2010E 2892 2598 1687 2011E 2912 1718 Management does well projecting near-term AOCF Significant disconnect between Management Plan and Wall Street (1) 2005 Budget and LTP Current Wall Street 2007 Budget and LTP 2006 Budget and LTP (1) (1) (1) 7

Summary of Telecom Projections Management Case Management Plan based on 2007 Budget and Long Term Plan as of November 20, 2006 Wall Street Case based on median of Lehman Brothers, Morgan Stanley and UBS equity research projections Management and Wall Street projections continue to show a significant disconnect, notably in the outer years Management projects revenue to grow at a 10% CAGR in 2006-11 vs. 6.0% projected by research analysts Difference driven by RGUs, pricing and non- subscription revenue Capex levels projected by Wall Street also exceed those in the management plan 11% of revenue according to research in 2011, vs. 8% per Management Contributes to a ~650 bps difference in AOCF-Capex margin in that year ($ in millions; RGUs in thousands) Wall Street Case Gap Between Management and Wall Street Projections ___________________________ Revenue generating units defined as the sum of basic video, digital video, data and telephony subscribers. Review of Business 8

Total ARPU Data Penetration (% of Basic Subscribers) Voice Penetration (% of Basic Subscribers) Overview of Cable Projections: Management vs. Wall Street Basic Penetration (% of Homes Passed) Management Wall Street 2006 0.688 0.69 2007 0.695 0.698 2008 0.704 0.703 2009 0.713 0.7 2010 0.723 0.693 2011 0.733 0.682 Management Wall Street 2006 109.53 109.61 2007 121.92 120.16 2008 132.25 127.9 2009 140.77 133.48 2010 148.44 136.75 2011 155.34 139.44 Management Wall Street 2006 0.388 0.388 2007 0.502 0.477 2008 0.585 0.545 2009 0.637 0.586 2010 0.678 0.602 2011 0.712 0.613 Management Wall Street 2006 0.651 0.652 2007 0.721 0.715 2008 0.766 0.751 2009 0.798 0.78 2010 0.82 0.81 2011 0.832 0.84 ___________________________ Note: Wall Street consensus estimates based on median of Lehman Brothers (11/13/06), Morgan Stanley (11/8/06) and UBS (11/16/06). Review of Business 9

EBITDA Growth Capital Expenditures as % of Revenue EBITDA - Capital Expenditures as % of Revenue Overview of Cable Projections: Management vs. Wall Street EBITDA / Subscriber Management Wall Street 2006 508 505.64 2007 571 539.9 2008 625 582.49 2009 661 607.82 2010 697 612.33 2011 725 605 Management Wall Street 2006 0.182 0.1757 2007 0.152 0.0907 2008 0.117 0.0982 2009 0.078 0.0515 2010 0.077 0.0074 2011 0.061 -0.017 Management Wall Street 2006 0.202 0.2008 2007 0.276 0.2354 2008 0.297 0.2618 2009 0.304 0.2742 2010 0.313 0.2693 2011 0.316 0.258 Management Wall Street 2006 0.189 0.1891 2007 0.117 0.1443 2008 0.099 0.1252 2009 0.089 0.1085 2010 0.08 0.1039 2011 0.074 0.103 ___________________________ Note: Wall Street consensus estimates based on median of Lehman Brothers (11/13/06), Morgan Stanley (11/8/06) and UBS (11/16/06). Review of Business 10

CVC Mgmt. 0.69 CVC Research 0.69 Comcast 0.51 Time Warner Cable 0.54 Charter 0.46 Mediacom 0.49 CVC Mgmt. 0.79 CVC Research 0.8 Comcast 0.52 Time Warner Cable 0.53 Charter 0.51 Mediacom 0.38 CVC Mgmt. 110 CVC Research 110 Comcast 91 Time Warner Cable 91 Charter 82 Mediacom 71 CVC Mgmt. 0.65 CVC Research 0.65 Comcast 0.47 Time Warner Cable 0.51 Charter 0.44 Mediacom 0.41 CVC Mgmt. 0.39 0.39 CVC Research 0.39 Comcast 0.11 Time Warner Cable 0.13 Charter 0.08 Mediacom 0.08 CVC Mgmt. 245 CVC Research 241 Comcast 236 Time Warner Cable 166 Charter 146 Mediacom 168 Basic Sub Penetration Digital Sub Penetration HSD Sub Penetration Telephony Sub Penetration Total ARPU EBITDA / Sub EBITDA - Capex / Sub EBITDA CAGR '06-10 (%) (2) Total ARPU ($) Digital Sub. Penetration (%) Basic Sub. Penetration (%) EBITDA - Capex per Sub. ($) (2) Annual EBITDA per Sub. ($) (2) Telephony Sub. Penetration (%) HSD Sub. Penetration (%) Cablevision is #1 relative to publicly traded cable MSO peer group (1): ___________________________ Source: CVC Management Plan and Wall Street research. Figures are for 2006E. CVC statistics shown for Cable segment only (i.e. exclude Lightpath). Time Warner and Comcast figures pro forma for Adelphia acquisition, cable swaps and dissolution of the Kansas/Texas partnerships. For comparability purposes, on this page, Cable EBITDA for Cablevision, Comcast and Time Warner includes an allocation of residual corporate overhead based on share of revenue. CVC Mgmt. 0.111 CVC Research 0.061 Comcast 0.118 Time Warner Cable 0.094 Charter 0.104 Mediacom 0.083 CVC Mgmt. 491 CVC Research 486 Comcast 422 Time Warner Cable 366 Charter 345 Mediacom 319 Comparison of Cablevision's Cable Operations to Peers Review of Business 11

Rainbow Media Holdings Overview Segment Description 2007E Rev ($MM) 2007E AOCF ($MM) 2011E AOCF ($MM) CAGR '07-'11 Cumulative '07-'11 AOCF ($MM) AMC American Movie Classics $420 $235 $341 9.8% $1,425 WE WE: Women's Entertainment 151 25 46 16.9% 169 IFC Independent Film Channel 100 33 51 11.5% 205 Developing Programming Networks & Other IFC Entertainment, IFC Films on Demand, Mag Rack, Sportskool, News 12 and Other Rainbow 176 (100) 19 NM (176) VOOM HD Networks VOOM HD Networks 23 (65) 50 NM (42) Regional Sports Networks (1) FSN Bay Area (60%) and FSN New England (50%) 105 27 44 12.8% 169 Fuse Music video network 58 (16) 33 NM 34 MSG New York Knicks, New York Rangers, MSG Arena, The Theatre at Madison Square Garden, The Beacon Theater, Radio City Music Hall, MSG Network, NY Liberty, Hartford Wolfpack and other Sports Properties 905 133 265 18.8% 1,005 Clearview Cinemas 54 movie theaters dedicated to showing both commercial and independent films 76 (6) (1) NM (16) Total (2) $1,988 $266 $847 24.6% (3) $2,774 ___________________________ Regional Sports figures shown consolidated, including 100% of FSN Bay Area and 0% of FSN New England. Excludes $25MM of 2007E revenue eliminations. Does not include PVI. Excludes VOOM HD from CAGR calculation. Review of Business 12

Summary of Rainbow Media Holdings Projections Management Case (1) ($ in millions) Gap Between Management and Wall Street Projections Wall Street Case (2) ___________________________ Figures are shown consolidated, including 100% of FSN Bay Area and 0% of FSN New England, and do not include PVI. Wall Street case assumes average of Morgan Stanley, Lehman Brothers and Credit Suisse equity research projections for Rainbow Media Holdings. Review of Business Management plan based on 2007 Budget and Long Term Plan as of November 20, 2006 Wall Street Case based on mean of Credit Suisse, Lehman Brothers and Morgan Stanley equity research projections Management and Wall Street projections show a significant disconnect through the projection period Management projects revenue to grow at a 10.5% CAGR for '06-'11 vs. 4.1% projected by research analysts Difference driven by outlook for MSG and research analysts giving very little credit to developing businesses 13

Valuation Analysis

Start Length End LBO 22 4 26 DCF 15 7 22 LBO 39 5 44 SOTP Blended/Break-Up 28 12 40 30 5 40 DCF 38 12 50 Discounted Future Price 32 7 39 Squeeze Out Premiums Paid 30 14 44 Adj. Trading Price 24 11 35 32 SOTP Public 31 9 40 Price Targets 21 10 31 52-Week Trading Range 13 11 24 CVC Consolidated Preliminary Valuation The disconnect between Management's expectations and Wall Street's expectations results in a significant valuation differential Summary Valuation Assumptions Valuation Analysis Includes additional value of NOL Sensitized values assuming 5% - 15% AOCF shortfall, ratably until 2011, at mid-point DCF assumptions Management Plan Wall Street 52 weeks prior to Offer Research targets pre-offer Public trading comparables One-day prior price, plus CMCSA appreciation post offer, plus bridge to CMCSA multiple Minority squeeze outs premium of 25% applied to adjusted trading price Consolidated multiple pre-offer: 8.7x Equity cost of capital: 12.9% WACC: 8.5% - 9.5% Exit EBITDA multiple: 7.5x - 8.5x Blend of public comps for telecom and precedent transaction comps (post-tax) for RMH Target 20% returns Exit EBITDA multiple: 7.5x - 8.5x WACC: 8.5% - 9.5% Exit EBITDA multiple: 7.5x - 8.5x Target 20% returns Exit EBITDA multiple: 7.5x - 8.5x $44 $32 $53 $41 $27 Offer Price: $27/share $25 $18 $34 $32 $40 $43 $35 14

Date Price Volume 10/6/2005 29.5 2.4656 0 10/7/2005 29.75 0.5787 10/10/2005 29.79 0.4852 10/11/2005 29.05 1.5208 10/12/2005 27.9 2.8287 10/13/2005 28.33 3.2161 10/14/2005 28.47 1.3458 10/17/2005 28.57 1.0883 10/18/2005 27.8 1.4407 10/19/2005 27.99 2.2571 10/20/2005 27.49 1.2575 10/21/2005 27.8 1.5621 10/24/2005 27.8 1.6783 10/25/2005 24.26 28.4011 10/26/2005 25 11.6321 10/27/2005 24.4 4.9272 10/28/2005 24.41 4.7918 10/31/2005 24.8 3.209 11/1/2005 25.41 3.5563 11/2/2005 25.76 4.8735 11/3/2005 25.38 6.3471 11/4/2005 25.4 1.9744 11/7/2005 25.56 1.9313 11/8/2005 25.51 3.8796 11/9/2005 25.39 3.0016 11/10/2005 25.1 4.5398 11/11/2005 25.14 1.5807 11/14/2005 24.97 1.2358 11/15/2005 24.1 2.3937 11/16/2005 24.45 1.9967 11/17/2005 24.24 1.8544 11/18/2005 24.83 1.7383 11/21/2005 24.75 1.5979 11/22/2005 25.05 1.6065 11/23/2005 25 1.3954 11/25/2005 24.8 0.2209 11/28/2005 24.67 1.185 11/29/2005 24.23 3.4194 11/30/2005 23.66 2.6918 12/1/2005 23.31 3.7721 12/2/2005 23.3 5.0357 12/5/2005 23.7 2.6541 12/6/2005 24.21 3.049 12/7/2005 24.25 2.475 12/8/2005 23.92 1.58 12/9/2005 24.1 1.5895 12/12/2005 24.19 2.077 12/13/2005 24.33 1.5092 12/14/2005 24.04 2.275 12/15/2005 24.29 2.6999 12/16/2005 24 2.0431 12/19/2005 23.15 16.2965 12/20/2005 23.12 3.6399 12/21/2005 23 1.7124 12/22/2005 23.05 1.6206 12/23/2005 23.36 1.1276 12/27/2005 23 1.5252 12/28/2005 23.3 3.4728 12/29/2005 23.45 1.0286 12/30/2005 23.47 0.7175 1/3/2006 23.17 2.4606 1/4/2006 23.6 1.1617 1/5/2006 23.99 2.9775 1/6/2006 24.67 3.7486 1/9/2006 25.08 4.235 1/10/2006 25.04 1.1589 1/11/2006 25.15 1.086 0 1/12/2006 25.08 0.8235 1/13/2006 25 1.7702 1/17/2006 24.93 0.9781 1/18/2006 24.88 1.0753 1/19/2006 24.99 0.9602 1/20/2006 24.9 1.3355 1/23/2006 24.94 1.1428 1/24/2006 24.95 0.6519 1/25/2006 24.87 1.7138 1/26/2006 24.82 1.7771 1/27/2006 24.91 1.5099 1/30/2006 24.91 0.9414 1/31/2006 24.6 1.2739 2/1/2006 25.33 3.8276 2/2/2006 25.2 1.8143 2/3/2006 25.12 0.9088 2/6/2006 25 1.5886 2/7/2006 24.95 0.5035 2/8/2006 25.01 0.6335 2/9/2006 25.27 0.715 2/10/2006 25.2 0.8986 2/13/2006 25 0.8064 2/14/2006 25 0.7135 2/15/2006 25.51 1.9028 2/16/2006 25.48 0.8142 2/17/2006 25 1.4735 2/21/2006 24.8 1.6926 2/22/2006 24.97 1.5972 2/23/2006 24.85 1.1022 2/24/2006 25.2 1.5919 2/27/2006 26.46 5.6 2/28/2006 26.25 1.9036 Cablevision Trading Performance and Market Reactions Cablevision Class A Shares Trading History Cablevision Class A Shares Selected Trading Statistics Proposed Offer Price 10/06/2005 12/06/2006 ___________________________ Source: IDC / Exshare. Market's initial reaction on 10/9/06 to the Dolan proposal resulted in a 10.7% increase in CVC stock price to $26.50 Stock has however traded through the $27.00 offer, reflecting the expectation of a bump and the recent rally in cable valuations Valuation Analysis 10/25/05: 2005 Dolan Proposal withdrawn and special $3bn dividend recommended 4/25/06: Stock trades ex- dividend of $10/share 10/9/06: New Dolan Proposal announced 9/14/06: Indenture Default 15

Research Analysts' Price Targets Wall Street Research Price Targets and Ratings ___________________________ Source: Wall Street research. Represents fair market value per share estimated by the analyst, although "price target" not provided. Valuation Analysis 16

PRELIMINARY DRAFT

Analyst Commentary

Valuation Analysis

UBS October 9, 2006	■ "60% probability that the deal is consummated at the $27 offer price, with a 20% chance it is completed at $30 'bump scenario' and a 20% chance that the deal ultimately is not consummated."
Goldman Sachs October 9, 2006	■ "The 13% premium is low compared to 24% average premium paid in management buyouts since 2002."
Lehman Brothers October 9, 2006	■ "Bid could well increase ($2-3) as premium and multiple are modest." ■ "Bid appears to be effort to acquire CVC now so Dolan family can capture bulk of eventual takeout premium by another MSO."
Deutsche Bank October 9, 2006	■ "$27/share is still 21% below what we believe to be fair value for the assets ($34/share)." ■ "If the company were put up for auction, we believe there could be more than one buyer with meaningful synergies, implying potential sale value of more than $34/share."
Morgan Stanley October 9, 2006	■ "If the Dolans' proposal is accepted, we estimate that the company will go private with an approximately 8.0-8.5x debt to 2007E EBITDA ratio. Therefore, it would likely need to sell either the cable or programming assets beginning in 2008 in order to fund debt maturities. If there is a high mix of bank debt in the deal it would suggest near-term asset sales and if there is a high mix of junk debt it would suggest that total asset sales in 2007-2009 will be modest."
Bank of America October 16, 2006	■ "We believe that the Dolan family has some financial flexibility to raise its bid." ■ "With a range of 10-18x in previous cable M&A transactions, historical precedents support at least a modestly higher bid." ■ "We don't think another bidder emerges because we don't think there is any way to compel the Dolans to sell if they dont want to."
Citigroup October 25, 2006	■ "We do expect a 5-10% bump in the current $27 offer…but, the difference between Cablevision's offer and the intrinsic value of the assets will likely be captured by the Dolans, not the public shareholders."
Wachovia October 30, 2006	■ "Even $30 is too cheap, but more than likely a deal will get done." ■ "Continued strength in cable stocks is placing futher pressure on the Dolan's bid, highlighted by Comcast's 9% and Mediacom's 12% move higher since the CVC LBO announcement driving CMCSA's valuation to 9.7x '06 EV/cable OCF and 8.4x '07, a premium to the Dolan's offer even at $30."
Jefferies & Co. November 8, 2006	■ "That number [$27] is way too cheap from both a public and private market perspective given the company's market trading multiple, footprint and growth prospects."
Kaufman Brothers November 9, 2006	■ "The recent all-cash offer of $27 per share from the Dolans is the first legitimate offer from them to take the company private. At approximately $5,250 per sub, we also think that it is a fair offering."

LEHMAN BROTHERS

17

Morgan Stanley

Current Year EV / EBITDA 1-Year Fwd EV/EBITDA Oct. 2005 9.7 9.1 Oct. 2006 10 8.9 Current 11.2 10.1 Current Year EV / EBITDA 1-Year Fwd EV/EBITDA Oct. 2005 9.3 8 Oct. 2006 8.6 7.5 Current 9.4 8.7 Cable Industry Trading Dynamics ___________________________ Source: Factset. Estimates based on Wall Street research at the time. Note: Cablevision and Comcast multiples presented for cable business only and exclude enterprise value of non-cable assets. Dates for cable multiples are as follows: October 24, 2005 (day prior to 2005 Dolan Offer withdrawal), October 6, 2006 (day prior to current Dolan Offer), current market as of December 6, 2006. October 2005 value of non-cable assets estimated at $4.6bn based on consensus Wall Street research. Current value of non-cable assets estimated at $5.1bn based on consensus Wall Street research. Multiple based on market value of debt. Adjusted for $10 special dividend distributed in April 2006. Post-dividend prices were increased by $10 special dividend when compared to pre-dividend prices. Cablevision (2) Comparable Company Stock Performance Valuation Analysis (4) Current Year EV / EBITDA 1-Year Fwd EV/EBITDA Oct. 2005 8.4 7.6 Oct. 2006 9.7 8.5 Current 10.3 9 Current Year EV / EBITDA 1-Year Fwd EV/EBITDA Oct. 2005 8.9 8.3 Oct. 2006 8.8 8.2 Current 9.1 8.4 Charter (3) Comcast Mediacom Cable Industry Multiples by Company (Based on Wall Street Estimates) (1) Current Year EV/EBITDA 1-Year Forward EV/EBITDA Date Cablevision: 61% MediaCom: 18% Comcast: 12% S&P 500: 11% Charter - 15% 1/1/2005 100 100 100 100 100 1/3/2005 100.08 103.2 98.77 99.19 99.55 1/4/2005 103.01 100.16 96.24 98.03 102.68 1/5/2005 100.08 97.6 97.15 97.67 100.45 1/6/2005 99.04 97.76 97 98.02 99.55 1/7/2005 99.12 97.76 97.87 97.88 97.32 1/10/2005 99.56 97.92 99.85 98.21 96.88 1/11/2005 99.4 98.24 99.82 97.61 94.2 1/12/2005 98.92 98.08 99.76 98 93.75 1/13/2005 98.19 96.64 99.64 97.16 91.96 1/14/2005 97.79 99.68 100.87 97.74 91.52 1/18/2005 96.27 98.56 100.84 98.68 85.71 1/19/2005 97.91 96.32 99.22 97.75 78.13 1/20/2005 102.33 95.84 98.38 96.99 77.68 1/21/2005 115.82 97.12 99.01 96.37 78.57 1/24/2005 112.73 96.16 99.16 96.03 83.93 1/25/2005 111.65 98.08 99.61 96.41 79.02 1/26/2005 114.18 97.76 99.52 96.88 78.57 1/27/2005 112.61 96.64 98.23 96.92 76.79 1/28/2005 111.04 95.2 96.94 96.65 73.66 1/31/2005 110 95.68 96.72 97.47 71.88 2/1/2005 110.56 97.28 94.95 98.14 75.89 2/2/2005 112.21 98.4 96.03 98.45 74.55 2/3/2005 109.56 95.68 96.48 98.18 75 2/4/2005 109.72 96.48 96.54 99.27 77.68 2/7/2005 108.92 95.2 95.55 99.16 74.55 2/8/2005 107.87 95.36 95.13 99.21 73.66 2/9/2005 106.71 92.32 94.41 98.36 72.32 2/10/2005 106.79 91.68 95.22 98.77 73.66 2/11/2005 110.28 91.68 94.74 99.45 77.68 2/14/2005 108.67 91.52 94.08 99.52 76.79 2/15/2005 109.88 90.96 97.24 99.85 75.45 2/16/2005 109.84 92 98.98 99.87 73.66 2/17/2005 111.24 90.4 98.08 99.08 72.32 2/18/2005 112.21 89.6 98.47 99.15 74.11 2/22/2005 112.65 84.8 97.21 97.71 72.32 2/23/2005 121.69 86.72 98.65 98.26 72.32 2/24/2005 121.2 86.24 98.83 99.03 75 2/25/2005 121.2 85.76 98.02 99.95 75.45 2/28/2005 124.74 88.16 97.54 99.31 81.7 3/1/2005 121.97 87.68 98.8 99.88 76.79 3/2/2005 121.45 88.32 98.77 99.85 75 3/3/2005 115.06 87.84 97.72 99.88 76.79 3/4/2005 114.42 90.56 98.53 100.84 73.66 3/7/2005 117.63 102.4 100.45 101.1 72.77 3/8/2005 114.94 100.64 101.11 100.62 73.66 3/9/2005 117.35 100.48 101.17 99.59 72.32 3/10/2005 116.35 101.6 101.05 99.78 71.88 3/11/2005 115.62 102.56 99.97 99.02 72.77 3/14/2005 117.87 103.84 102.13 99.58 70.98 3/15/2005 122.45 105.6 101.89 98.83 70.09 3/16/2005 120.24 105.76 100.99 98.03 66.52 3/17/2005 119.24 107.52 100.63 98.21 63.39 3/18/2005 119.36 106.24 101.65 98.16 61.16 3/21/2005 118.71 103.52 102.1 97.68 60.27 3/22/2005 118.84 102.4 101.32 96.68 62.95 3/23/2005 117.47 101.12 100.81 96.75 64.29 3/24/2005 117.47 101.92 99.58 96.66 69.64 3/28/2005 116.47 103.2 101.77 96.89 67.86 3/29/2005 109.84 101.76 103.06 96.16 68.75 3/30/2005 113.05 104 103.06 97.48 70.54 3/31/2005 112.65 104.64 101.5 97.41 71.43 4/1/2005 112.45 102.88 100.33 96.78 68.3 4/4/2005 112.53 102.72 99.88 97.05 66.96 4/5/2005 111.77 100.64 99.97 97.48 66.96 4/6/2005 107.83 101.92 99.16 97.7 62.5 4/7/2005 111.81 101.44 100 98.29 63.39 4/8/2005 113.37 103.2 99.37 97.47 61.16 4/11/2005 111.73 102.4 99.52 97.47 61.16 4/12/2005 111.24 100.8 100.75 98.01 58.93 4/13/2005 108.88 99.52 100.57 96.85 58.48 4/14/2005 107.19 97.6 99.31 95.89 56.7 4/15/2005 106.14 95.36 97.51 94.28 56.25 4/18/2005 105.46 95.52 96.54 94.56 56.7 4/19/2005 107.23 94.24 95.73 95.12 59.82 4/20/2005 107.11 93.6 94.62 93.86 58.04 4/21/2005 110.28 94.88 96.91 95.71 60.27 4/22/2005 107.23 93.6 95.58 95.07 57.59 4/25/2005 106.87 93.92 97.33 95.89 58.93 4/26/2005 108.43 91.52 94.98 95.03 57.14 4/27/2005 107.63 91.04 95.91 95.42 53.57 4/28/2005 104.78 87.04 95.79 94.33 48.66 4/29/2005 104.22 88.48 96.45 95.46 51.79 5/2/2005 105.34 91.84 96.6 95.89 47.77 5/3/2005 104.54 92.48 96.66 95.81 49.11 5/4/2005 108.43 93.44 97.99 97.01 50.89 5/5/2005 107.83 94.72 96.91 96.76 51.34 5/6/2005 108.03 92.64 96.54 96.65 51.34 5/9/2005 108.23 97.6 97.12 97.27 51.79 5/10/2005 108.63 95.36 96.42 96.23 50.89 5/11/2005 107.11 92.96 96.06 96.63 49.55 5/12/2005 104.74 92 95.82 95.66 44.2 5/13/2005 103.25 92 95.79 95.22 42.41 5/16/2005 102.65 94.24 95.28 96.19 41.07 5/17/2005 102.41 90.88 95.28 96.85 41.52 5/18/2005 101.49 91.84 94.47 97.82 40.18 5/19/2005 103.57 91.84 96.15 98.28 46.43 5/20/2005 104.1 91.68 95.82 98.13 48.39 5/23/2005 103.01 91.68 96.39 98.51 45.98 18

Date CVC CMCSA 8/31/2006 100 100 100 9/1/2006 101.074 100.628 100 9/4/2006 101.074 100.628 100 9/5/2006 100.515 100 100 9/6/2006 100.687 99.001 100 9/7/2006 100.601 99.772 100 9/8/2006 101.031 99.6 100 9/11/2006 100.816 99.087 100 9/12/2006 103.479 99.914 100 9/13/2006 103.522 98.916 100 9/14/2006 104.167 98.088 100 9/15/2006 104.081 98.345 100 9/18/2006 102.105 97.546 100 9/19/2006 99.785 98.487 100 9/20/2006 98.84 100.029 100 9/21/2006 98.754 100.457 100 9/22/2006 97.036 100.228 100 9/25/2006 98.368 104.424 100 9/26/2006 97.637 103.51 100 9/27/2006 98.84 104.224 100 9/28/2006 97.294 104.424 100 9/29/2006 97.552 105.308 100 10/2/2006 97.294 103.567 100 10/3/2006 98.711 105.679 100 10/4/2006 100.687 106.65 100 10/5/2006 102.019 104.766 100 10/6/2006 102.792 105.965 100 10/9/2006 113.832 107.477 100 10/10/2006 114.605 107.42 100 10/11/2006 115.378 107.563 100 10/12/2006 115.593 109.532 100 10/13/2006 115.722 109.989 100 10/16/2006 116.838 109.047 100 10/17/2006 116.409 108.904 100 10/18/2006 115.851 109.018 100 10/19/2006 115.593 108.447 100 10/20/2006 120.017 108.39 100 10/23/2006 119.287 109.76 100 10/24/2006 119.201 111.33 100 10/25/2006 118.557 110.616 100 10/26/2006 118.986 114.155 100 10/27/2006 119.158 114.212 100 10/30/2006 119.029 114.983 100 10/31/2006 119.373 116.067 100 11/1/2006 118.9 113.727 100 11/2/2006 118.17 114.526 100 11/3/2006 119.287 114.212 100 11/6/2006 119.759 116.581 100 11/7/2006 119.974 115.982 100 11/8/2006 119.888 116.581 100 11/9/2006 120.232 116.067 100 11/10/2006 120.06 115.04 100 11/13/2006 119.974 115.44 100 11/14/2006 118.986 115.753 100 11/15/2006 119.373 114.926 100 11/16/2006 119.802 115.211 100 11/17/2006 119.588 114.983 100 11/20/2006 119.416 116.41 100 11/21/2006 119.459 116.096 100 11/22/2006 119.115 113.156 100 11/23/2006 119.115 113.156 100 11/24/2006 119.33 113.442 100 11/27/2006 118.557 112.586 100 11/28/2006 119.631 113.898 100 12/6/2006 119.717 114.926 100 11/30/2006 119.287 115.468 100 12/1/2006 120.017 115.896 100 12/4/2006 120.404 116.524 100 12/5/2006 121.864 119.378 100 12/6/2006 121.692 119.549 100 ___________________________ Source: FactSet CMCSA stock price has increased ~13% since 10/6/06 (one day prior to offer) and almost 22% since CVC's disclosure of the indenture default Applying similar appreciation to CVC implies an unaffected stock price of ~$27 and $30, respectively $27 offer price applied to adjusted unaffected CVC stock price implies meaningfully lower premia of ~0% and ~(9%) CVC / CMCSA Recent Stock Price Performance CMCSA: +21.9% Implied CVC: $29.56 Premiums to "Unaffected" Price 9/14/06 Discloses Indenture Default 10/6/06 One-Day Prior to Offer Date CMCSA: +12.8% Implied CVC: $27.00 Cable Sector Valuations Continue to Appreciate Valuation Analysis 19

Historical Multiples Analysis CVC Cable-Only Premium / Discount vs. CMCSA (1) Valuation Analysis Date % Difference 10/30/2002 -0.24 11/30/2002 0.02 12/30/2002 -0.02 1/30/2003 -0.35 2/28/2003 -0.4 3/30/2003 -0.37 4/30/2003 -0.32 5/30/2003 -0.35 6/30/2003 -0.32 7/30/2003 -0.19 8/30/2003 -0.2 9/30/2003 -0.27 10/30/2003 -0.29 11/30/2003 -0.23 12/30/2003 -0.2 1/30/2004 -0.16 2/28/2004 -0.05 3/30/2004 -0.08 4/30/2004 0 5/30/2004 0.04 6/30/2004 0.01 7/30/2004 -0.06 8/30/2004 -0.06 9/30/2004 -0.01 10/30/2004 -0.03 11/30/2004 -0.03 12/30/2004 -0.04 1/30/2005 -0.01 2/28/2005 0.06 3/30/2005 -0.05 4/30/2005 -0.03 5/30/2005 -0.03 6/30/2005 0.18 7/30/2005 0.08 8/30/2005 0.09 9/30/2005 0.11 10/30/2005 0.03 11/30/2005 0.05 12/30/2005 0.06 1/30/2006 0.01 2/28/2006 0.08 3/30/2006 0.1 4/30/2006 -0.09 5/30/2006 -0.13 6/30/2006 -0.1 10/6/2006 -0.16 8/30/2006 -0.15 9/30/2006 -0.19 10/6/2006 -0.17 (Dolan 2005 Offer / Special Dividend Process) ___________________________ Note: Trading multiples and premia/discounts directional only. Capital structures based on Wall Street equity research quarterly research reports using projected year-end shares and debt figures. Share prices calculated on a monthly basis. Non-cable assets for CVC and CMCSA removed at Wall Street equity research estimated value per quarterly reports. Date CVC CMCSA 10/30/2002 6.7 8.78 11/30/2002 8.81 8.62 12/30/2002 8.58 8.73 1/30/2003 6.37 9.74 2/28/2003 6.55 10.92 3/30/2003 6.93 10.94 4/30/2003 7.78 11.52 5/30/2003 7.01 10.8 6/30/2003 7.36 10.87 7/30/2003 8.89 11.01 8/30/2003 8.54 10.63 9/30/2003 8.03 11.01 10/30/2003 8.41 11.91 11/30/2003 8.63 11.28 12/30/2003 9.22 11.51 1/30/2004 9.9 11.81 2/28/2004 9.87 10.43 3/30/2004 9.25 10.1 4/30/2004 9.8 9.84 5/30/2004 9.82 9.47 6/30/2004 9.26 9.21 7/30/2004 8.22 8.77 8/30/2004 8.43 8.92 9/30/2004 8.9 9.02 10/30/2004 8.9 9.22 11/30/2004 9.07 9.37 12/30/2004 9.86 10.24 1/30/2005 9.24 9.34 2/28/2005 10 9.39 3/30/2005 9.35 9.9 4/30/2005 8.7 8.95 5/30/2005 8.65 8.94 6/30/2005 10.07 8.57 7/30/2005 9.28 8.61 8/30/2005 9.36 8.63 9/30/2005 9.21 8.28 10/30/2005 7.82 7.6 11/30/2005 7.67 7.32 12/30/2005 7.63 7.21 1/30/2006 7.45 7.35 2/28/2006 7.72 7.13 3/30/2006 7.8 7.06 4/30/2006 7.42 8.15 5/30/2006 7.27 8.36 6/30/2006 7.65 8.53 7/30/2006 7.36 8.72 8/30/2006 7.52 8.81 9/30/2006 7.45 9.23 10/6/2006 7.51 9.07 CVC vs. CMCSA Cable-Only EV / NTM EBITDA Multiples (1) June-05 First Dolan Family Group Going Private Offer Oct-05 Dolan Family Group Going Private Offer Rescinded; Special Dividend Recommended 20

Valuation Matrix ___________________________ Source: Projections based on Management Plan. Excludes non-recurring charges totaling $84mm in 2006 and $19mm in 2007 associated with corporate G&A for special dividend, options investigation, debt compliance, privatization process and discontinued operations, settlement with Larry Brown and player write offs at the Knicks. Assumes an Enterprise Value for RMH of $4.7bn ($12 per share) and for Lightpath of $700mm, net of capitalized corporate overhead attributable to Cable of $244mm. Cablevision Valuation Summary at Various Prices (Management Plan) Cablevision Pre Offer Valuation Summary (Wall Street Consensus) ($ in millions, except per share data) Valuation Analysis Comcast Cable- Only Multiple 21

Implied Discount / Premia Analysis Valuation Analysis ___________________________ Median excludes June 2005 - April 2006 ( Dolan offer and special dividend process period). Comcast EBITDA estimates based on Wall Street research. CVC implied share price calculated based on Comcast's multiple using Management projections, assuming $12 per share value for Rainbow. Corporate overhead attributable to cable is capitalized and deducted from Enterprise Value. CVC Trading Discount to CMCSA Implied Premia Analysis Discount to CMCSA Multiple Implied Unaffected Share Price Implied Share Price Calculation Implied Premium to Unaffected 22

Time Warner Cable Valuation Valuation Analysis In a document filed with the Adelphia bankruptcy court on December 4, 2006 Allen & Co. provides a valuation analysis for Time Warner Cable In the filing, Allen & Co. stated that the midpoint of its valuation range for TWC was a $54Bn aggregate value, implying a 9.6x '07 EBITDA multiple without synergies for the Adelphia transaction (9.1x with $334M synergies) In a research report dated November 2, 2006, Richard Bilotti of Morgan Stanley analyzes Time Warner Cable's value and compares it to Comcast "We believe that Time Warner Cable's more optimized capital structure following the partial spin-off and near-term operating results do merit a premium multiple over Comcast" Allen & Co. Valuation Cable Trading Multiples (1) ___________________________ Multiples based on current market prices as of 12/6/06. Cablevision and Comcast multiples presented for cable business only and exclude enterprise value of non-cable assets and are net of capitalized corporate overhead to cable business. October 2005 value of non-cable assets estimated at $4.6bn based on consensus Wall Street research. Current value of non-cable assets estimated at $5.1bn based on consensus Wall Street research. Projections based on median of Wall Street research. Multiple based on market value of debt. Morgan Stanley Equity Research Allen & Co. stated valuation for Time Warner Cable 23

Assuming Comcast's cable-only multiple of 9.0x 2007E EBITDA and RMH values between $10 and $14 per share implies a consolidated share price of ~$33-$37 A traditional minority squeeze out premium of 25% on this "unaffected" valuation suggests offer prices in excess of $40 per share Offer Prices Based on Cable-Only 2007 EV / EBITDA Multiples (1) ___________________________ Based on 2007E cable EBITDA of $1,837mm per latest Management Plan, CVC fully diluted share count of 297.2mm, RMH net debt and other adjustments of $1.1bn, Lightpath enterprise value of $700mm and capitalized overhead attributable to cable of $244mm. Consolidated net debt and other EV adjustments estimated at $11.1bn. Cable-Only Multiple Offer Prices Based on Cable-Only 2007 EV / EBITDA Multiples (1) + Squeeze Out Premium Valuation Analysis 24

All-Cash Minority Squeeze-Outs Premia Analysis Premiums Paid in All-Cash Transactions ___________________________ Adjusted to include the $10 special dividend per share. Transaction value represents equity value of the public shareholders' stake that the acquirer proposed to acquire. Does not include assumed liabilities. Source: SDC and company filings. Valuation Analysis Implied Share Price 25

CVC Implied Future Share Prices ___________________________ CVC's trading 2007E AOCF multiple one-day prior to Dolan family offer was 8.7x based on Wall Street estimates. Forward AOCF Multiple 9.5x 9.0x 8.7x 8.0x 7.5x Present Value and Returns Analysis Future share prices are discounted at 12.9% cost of equity IRRs calculated based on undiscounted future prices and day prior price of $23.93 Buy and hold strategy yields meaningful returns 7.5 8.0x 8.7 9.0x 9.5 2006 23.93 23.93 23.93 23.93 23.93 2007 26.49 30.64 36.52 39.03 43.23 2008 38.17 42.92 49.58 53 57.18 Pre Offer Trading Price Trading Price Trading Price Implied Future Share Price Valuation Analysis (1) Discounted Share Price Implied IRR 26

Telecom Valuation Methodologies and Assumptions Telecom Valuation - Management Case ($ in millions, except per share and subscriber data) Telecom Valuation - Wall Street Case ___________________________ Implied cable multiples exclude Lightpath at a valuation of $700 mm, based on several methodologies, including DCF analysis, Wall Street research values and public comparables. Valuation Analysis 27

1 2700 2425 500 500 575 300 38 12 0 7050 2 4688 2362 3 3643 1057 1 2025 1925 300 300 225 200 25 0 0 5000 2 3980.5 1057 3 3943 Other Public Market Private Market (Net) Enterprise Value Less: Net Debt Equity Value Gross Private Market Other Less: Taxes Less: Net Debt Net Private Market Equity Value $3.5 / $12/sh. Valuation Analysis Rainbow Media Holdings Valuation Summary $3.9 / $13/sh. EV / '06 AOCF (1): 18.7x EV / '07 AOCF (2): 18.9x ___________________________ Based on $268MM 2006E AOCF per management plan, includes $18.5MM add-back for Larry Brown contract settlement, $19MM for Rose and Taylor write-off and $20MM for luxury tax. AOCF is proportionate for 60% of FSN Bay Area and 50% of FSN New England. Based on $264MM 2007E AOCF per management plan. AOCF is proportionate for 60% of FSN Bay Area and 50% of FSN New England. EV / '06 AOCF (1): 26.3x EV / '07 AOCF (2): 26.7x ($ in billions, except per share data) 28

Rainbow Media Group Valuation Methodologies and Assumptions ($ in millions; except per share data) Rainbow Valuation Methodologies and Assumptions ___________________________ Multiples are of AOCF, except where noted. Net value is after-tax net of tax basis of $1.2Bn in the specified assets. Assumes 40% tax rate. Value for each business segment of Rainbow is determined as the average of Wall Street research. Assumes VOOM would require an outside equity source to achieve business plan. Developing Programming Networks DCF value assumes nominal value would be realized upon shutdown. Rangers DCF value assumes nominal value would be realized upon shutdown Valuation Analysis 29

Rainbow Media Group Valuation Matrix Valuation Implied Consolidated Multiples ___________________________ Assumes 297.2MM shares outstanding. 2006E AOCF adjusted upwards by a total of $57.5MM, including $18.5MM for Larry Brown contract settlement, $19MM for Rose and Taylor write-off and $20MM for luxury tax. Adjusts for $750MM approximate private market value of Knicks and Rangers. AOCF excludes ($34MM), ($26MM) and ($22MM) attributable to the Knicks and Rangers for '06 (adjusted for Brown settlement, Rose and Taylor write-off and luxury tax), '07 and '08, respectively. Sport Team Adj. Implied Multiples Valuation Analysis 30

DCF Analysis Enterprise Value Price Per Share Implied Perpetuity Growth Rate Implied Multiple of 2007 EBITDA (2) A DCF valuation of CVC Consolidated based on the Management Plan results in a value per share of $38-$50 Implied multiple of 11- 12x '07E EBITDA Key assumptions: Exit multiple range of 7.5-8.5x forward EBITDA Weighted average cost of capital of 8.5-9.5% Net debt of $11.2 bn at year-end 2006 (incl. special dividend liability) Minority interest in Fox Sports Bay Area and NY Interconnect valued at ~$225mm; equity stake in Fox Sports New England valued at ~$180mm(1) Assumes 297.2mm shares outstanding Does not include NOLs valued at ~$3 per share Valuation Analysis ___________________________ Valuation of Regional Sports derived from Comcast offer for these stakes. Minority interest in NY Interconnect valued at 8.5x 2007 AOCF. Based on 2007 AOCF of $2,124mm, adjusted for non-recurring corporate G&A charges totaling $19mm. 31

Sum-of-the-Parts Valuation Valuation Analysis Cablevision SOTP Valuation ___________________________ Blend of public comps for telecom and precedent transaction comps (post-tax) for RMH Reflects proportionate value of FSN Bay Area and FSN New England of 60% and 50% respectively Adjusted figure excludes non-recurring charges totaling $19mm in 2007. 32

LBO Analysis Dolan Family Group rollover equity contribution represents ~9% of estimated total capitalization Represents significantly lower equity contribution than precedent LBO transactions Median equity contribution of 26% for large (i.e. $10Bn+) LBOs completed in the last 2 years Using a typical LBO equity contribution of ~15-25% equity implies stock prices between $31- $40 and achieves high IRRs Dolan Family Group Sources & Uses Conventional LBO Structure - Implied 5-Year IRRs Equity Contribution for LBOs >$10Bn HCA 15 BAA 26.2 K. Morgan 35.3 Freescale 42.7 TDC 18.2 Hertz 15.3 Wind Tel 29.1 Univision 28.5 SunGard 32.6 VNU 33.8 GMAC 18.8 Aramark ($8.3) 22.3 Toys "R" Us ($7.6) 17.2 Michaels Stores ($5.8) 30.5 Amadeus (€4.7) 21.1 Basell (€4.3) 19.9 Neiman Marcus ($4.7) 30.4 Intelsat ($5.0) 10.3 MGM ($5.0) 25.5 Median Contribution of 26% ___________________________ Based on 4Q-06 LQA AOCF of $1,900mm, adjusted for non-recurring charges totaling $113mm associated with corporate G&A for special dividend, options investigation, debt compliance and privatization process, settlement with Larry Brown and player write offs at the Knicks. Represents new capital necessary to address differences between Dolan Family Group advisors' assumptions for share count, existing debt and cash at the end of 2006 and STC advisors' estimates based on management information currently available. New capital was treated as new equity for purposes of LBO returns analysis. Further diligence of Dolan Family Group assumptions necessary. Valuation Analysis 33

'06E EV / EBITDA '07E EV / EBITDA AT&T / BellSouth 6.6 6.1 Embarq 5.4 5.4 Qwest 6.2 6.1 Verizon 4.9 4.7 '05E EV / EBITDA '06E EV / EBITDA BellSouth 5.5 5.1 SBC 5.1 5 Sprint / Nextel 5.8 5.3 Qwest 5.7 5.3 Verizon 5 4.8 Wireline Telecom Industry Trading Dynamics ___________________________ Source: Factset. Estimates based on Wall Street research at the time. Valuation multiples reflect proportionate ownership of Cingular Wireless (including AWE). Valuation multiples reflect 55% proportionate ownership of Verizon Wireless. SBC is pro forma for the acquisition of AT&T. Verizon is pro forma for the acquisition of MCI. Leverage represents total debt / LTM EBITDA. Wireline Telecom Multiples - October 24, 2005 (1) (3) (2) (4) Wireline Telecom Multiples - December 6, 2006 (2) Wireline Telecom Stock Performance (1/1/05 - 12/6/06) (1) Qwest: 73% AT & T: 36% Verizon: -10% S&P 500: 18% Valuation Analysis Leverage (5) 1.9x 1.6x 1.8x 4.9x 1.8x Leverage 1.6x 2.4x 3.0x 1.1x 34

PRELIMINARY DRAFT

Overview of Verizon's Inroads in CVC Territory

Valuation Analysis

- Management estimates about 92% of CVC's footprint overlaps with Verizon's
- Wall Street views Verizon's fiber deployment in CVC's markets likely to be among the highest
  - Attractive demographics
  - Old copper network in these regions
  - Steep access line losses by Verizon
- However, CVC is well positioned to compete with Verizon
  - State-of-the-art network
  - Strong bundled offering
  - More efficient cost structure
- Management expects Verizon to pass 1.1 mm homes in CVC's footprint by end of 2007 and stop new builds at that point
  - Implies FiOS deployment to ~25% of CVC's territory

Verizon FiOS Deployment in CVC Footprint (1)

(Homes and subscriber data in '000s)	Management Estimates	
	2006E	2010E
FiOS Data		
Homes Passed	775	1,100
Homes "Open-for-Sale"	775	1,100
Subscribers	70	286
Penetration (of HP)	9.0%	26.0%
Penetration (of Homes "Open-for-Sale")	9.0%	26.0%
FiOS Video		
Homes "Open-for-Sale"	224	1,100
Subscribers	8	100
Penetration (of HP)	1.0%	9.1%
Penetration (of Homes "Open-for-Sale")	3.6%	9.1%

Summary of Competitive Video Franchising in Cablevision Service Territory

	New York	New Jersey	Connecticut
Cablevision	■ 222 franchises ■ ~1.8mm subscribers ■ ~2.7mm homes passed	■ 178 franchises ■ 963,000 subscribers ■ 1.5mm homes passed	■ 3 franchises ■ 246,000 subscribers ■ 304,000 homes passed
Verizon	■ 19 franchises approved ■ ~250,000 FTTP ready homes	■ Filed for a state-wide franchise on November 2, 2006; video authorization expected to be granted by December 17, 2006 ■ 146 municipalities covering ~322,000 FTTP ready homes	■ Built in Greenwich area ■ Covers 13,000 households (out of 25,000) ■ Homes are non-video ready

1. Source: Cablevision estimates.

LEHMAN BROTHERS

35

Morgan Stanley

Verizon FiOS Stated National Targets ___________________________ Source: Verizon presentation to investors and analysts on Sept. 27, 2006 and earnings releases. Refers to penetration in markets open for six, nine and twelve months, respectively. Verizon is committed to building FiOS to alleviate access line losses Assessing FiOS performance on a specific market level is complicated since Verizon reports FiOS targets and results on a consolidated basis at national level Empirical evidence suggests that while Verizon has shown traction in some areas, success has been determined by local market factors Verizon has been most successful in markets where the cable providers were weak / did not offer triple play The impact in markets where the cable provider was strong has been relatively more modest, as shown in CVC territory Verizon's disclosure on FiOS is sparse; however results seem to suggest that later launches are proving more difficult Later launches seem to be taking longer to achieve similar penetration thresholds to earlier launches 1Q-06 Earnings Release 2Q-06 Earnings Release 6-Months 0.09 0.08 9-Months 0.12 0.12 12-Months 0.17 0.15 FiOS Data Penetration (National) (1) FiOS Video Penetration (Select Launches) 24% - Keller, TX (9/22/05) 16% - Temple Terrace, FL (12/05/05) 10% - Herndon, VA (11/21/05) 6.5% - Massapequa Park, NY (1/24/06) Months Valuation Analysis Verizon's National Targets 36

Potential FiOS Data Impact to CVC Potential FiOS Video Impact to CVC Assuming Verizon's stated penetration targets and a more aggressive FiOS deployment to 95% of its territory overlapping with CVC's, in a downside case, CVC could lose ~15% and ~20% of its video and data customer base, respectively vs. the Management Plan Assumptions Valuation Analysis Potential FiOS Impact to CVC Operations Assumes as a downside case that Verizon deploys FiOS to 95% of its territory overlapping with CVC FiOS data and video Homes "Open-for-Sale" and penetration rates based on Verizon's stated national targets Subscriber losses to CVC assessed based on: Current service penetrations Verizon's experience nationally, and/or CVC's experience in its territory as of 2Q-06 37

DCF Valuation Sensitivity to Services Penetration and Video Pricing (1) A loss of 15% video and 20% data customers by 2010 due to enhanced competition from Verizon, could translate into a $10 loss in CVC share value Although impact from a price war with Verizon would be more drastic to valuation this scenario is less likely Plan is not ambitious from a pricing standpoint; in Management's view, this is a market share plan -- they are not relying on price increases to drive growth Verizon has just recently announced increases to its video product pricing and its ability to reduce prices is limited by a more expensive cost structure ___________________________ Table presents DCF values per share for different assumptions of video, data penetration and telephony penetration, and video ARPU vs. the Management Plan. Variables were analyzed separately and sensitized for every year starting in 2007. Assumes that shortfall occurs ratably until 2010. The "Cumulative Effects" case assumes all variables, except ARPU, are affected simultaneously in the manner described. Represents impact on mid-point of Cable TV DCF valuation, which assumes a 9% WACC and 8.0x exit multiple. Telephony penetration of data subscribers similar to management case. Valuation Analysis Valuation Sensitivity 38

($148) ($580) ($74) ($181) ($148) ($587) ($1,168) ($1,349) ($1,423) $0 $4.80 per share in value reduction Leverage Implications (5) Developing businesses dramatically impact current market valuation and leverage capacity, without providing long-term benefit ($580) Value Creation Based on DCF (1) ___________________________ Based on Management projections. Assumes a 3.1% FCF perpetuity growth rate at exit, and a 9% WACC similar to consolidated DCF. Value of each business on a standalone basis is shown on RMH Valuation Methodologies and Assumptions page. Assumes a 0% FCF perpetuity growth rate as FCF remains negative and stagnant in outer years. Assumes a 9.0x trading multiple of 2007E AOCF, consistent with that implied by the $27 per share offer for the consolidated business. ULFCF is pre-tax as reported by the company and is calculated based on AOCF minus capex minus change in working capital. Calculated based on 8.0x leverage according to CVC's covenants. Value Destruction Based on Trading Multiple (3) fuse Developing Program. VOOM HD Networks Other RNP (2) Clearview/ PVI $0 $24 $92 $89 ($128) $101 $116 $217 $116 ($16.4) ($48.8) ($64.5) ($20.1) ($8.2) fuse Developing Program. VOOM HD Networks Other RNP Clearview/ PVI ($207) ($157) ($612) ($207) ($364) ($976) $0 ($166) ($1,142) ($43) ($1,185) 2006E LQA AOCF 2007E AOCF $24 Unlevered FCF Implications (4) $5.00 per non- Dolan Family Group share in incremental leverage capacity ($25.9) ($19.7) ($76.5) ($20.8) ($5.4) fuse Developing Program. VOOM HD Networks Other RNP Clearview/ PVI ($440) Impact of Developing Businesses 0 $0.40 per share in DCF value Valuation Analysis $27 39

NOL Valuation and Tax Implications of Proposed Transaction NOL Valuation - Status Quo Cablevision is expected to have $2.9 billion in NOLs at the end of 2006, that can be used to offset future taxable income Based on management's forecasts, absent a transaction, the NOL should be fully exhausted by 2010, generating approximately $1bn net present value of tax savings ~$3 / share in NOL value The proposed Dolan transaction generates "an ownership change", with the Dolan family experiencing, by value, a more than 50% point increase in ownership of CVC Sec. 382 limitation will apply Annual limitation estimated at ~$70mm, based on rolled equity of $1,657mm Sec. 382 limitation can be increased by CVC's NUBIGs, which according to CVC's Management will avoid this issue However, the additional leverage incurred in the MBO will result in higher interest expense and will slow down the rate of utilization of the NOLs that will be available to the buyer Using a discount rate of 8%, implies a value per share of ~$3 under the new proposed capital structure Valuation Analysis ($ in millions, except per share data) 40

Structuring and Financing Issues

Likely to be strong demand Premier cable assets Longstanding high yield interest in sector Broad investor participation required given size of offering Firm commitment with significant outs Leverage conditions precedent Super Holdco total debt < 8x LQA EBITDA RPH total debt < 8x LQA EBITDA RPP total debt < 5x LQA EBITDA Diligence conditionality Subject to completion of business, legal, tax, accounting and environmental due diligence No material inconsistencies in information or other material disclosed prior to the date of the Commitment Letter Intermediate Holdco, CSC and RNS shall have restricted payment capacities under all applicable outstanding bond indentures of at least $3.43bn, $2.53bn and $300mm, respectively No MAC in financial condition since 12/31/2005 Commitment letter has not yet been executed Financing structure anticipates a weighted average cost of debt of approximately 8.1%(1) Financing Considerations Market Demand Commitment Level Rates Structuring and Financing Issues ___________________________ Based on expected rates for new debt as stipulated by the Dolan Group Advisors. 41

PRELIMINARY DRAFT

Financing and Capital Structure

Structuring and Financing Issues

Capital Structure (2006E)

	Status Quo	Proposed LBO
Super HoldCo.		
Senior Notes	-	1,130
CVC Subtotal	$0	$1,130
CVC/Intermediate HoldCo.		
Senior Notes	1,500	2,400
CVC Subtotal	$1,500	$2,400
CSC Holdings		
Bank Debt	4,483	6,790
Senior Notes	4,200	4,200
CSC Holdings Subtotal	$8,683	$10,990
Rainbow Group		
Bank Debt	520	1,309
Senior Notes	300	1,080
Subordinated Notes	500	500
Rainbow Group Subtotal	$1,320	$2,889
Capital Leases & Other	75	75
Unamortized Premia / (Discounts)	(10)	(10)
Total Consolidated Debt	$11,568	$17,474
Less: Cash on Hand[1]	373	0
Net Debt	$11,195	$17,474
Leverage Ratios (As Reported / Adjusted)[2]		
Net Debt / 2006E LTM EBITDA	6.3x / 6.0x	9.8x / 9.4x
Net Debt / 2006E 4-LQA EBITDA[3]	6.3x / 5.9x	9.8x / 9.2x
Net Debt / 2007E LTM EBITDA	5.3x / 5.3x	8.3x / 8.2x

1. Excludes amount payable in connection with the $10 special dividend on certain equity securities.
2. As reported based on Management projections; adjusted excludes impact of non-recurring items at MSG and corporate.
3. EBITDA based on 4Q annualized except for MSG, which is based on trailing 12 months due to seasonality.

Super HoldCo.

• NEW – Senior Notes	10 Yr Fixed/Floating Senior Notes	$1,130mm

CVC / Intermediate HoldCo.

• NEW – Senior Notes	8 Yr Fixed/Floating Senior Notes	$900mm
• Existing – Senior Notes	2012 8% Senior Notes	$1,000mm
	2009 Senior Floating Rate Notes	$500mm

CSC Holdings

• NEW – Credit Facility	6 Yr $1,000mm Revolver	$40mm
	6 Yr Term Loan A	$1,000mm
	7 Yr Term Loan B	$5,750mm
• Existing – Senior Notes	2007 CSC 7-7/8% Senior Notes	$500mm
	2008 CSC 7-1/4% Senior Notes	$500mm
	2009 CSC 8-1/8% Senior Notes	$500mm
	2009 CSC 8-1/8% Senior Debentures	$400mm
	2011 CSC 7-5/8% Senior Notes	$1,000mm
	2012 CSC 6-3/4% Senior Notes	$500mm
	2018 CSC 7-7/8% Senior Debentures	$300mm
	2018 CSC 7-5/8% Senior Debentures	$500mm
• Existing – Capital Leases & Other		$50mm

Rainbow Group

• NEW – RNS Credit Facilities	6 Yr $300mm Revolver	$9mm
	7 Yr Term Loan B	$800mm
• Existing – RNS Senior Notes	2012 RNS 8-3/4% Senior Notes	$300mm
	2014 RNS 10-3/8% Senior Sub Notes	$500mm
• NEW – RPP Credit Facilities	5 Yr $50mm Revolver	$0mm
	5 Yr Term Loan B	$500mm
• NEW – RPH Senior Notes	8 Yr Fixed/Floating Senior Notes	$780mm
• Existing – Capital Leases & Other		$15mm

LEHMAN BROTHERS

42

Morgan Stanley

Tactics and Next Steps

Potential Tactical Response to Proposal Potential Response Offer is low based on most valuation methodologies Dolan Family Group could be willing to increase offer to something greater than $27 Would be unconventional to accept first offer Implications Risk that the Dolan Family Group will not re-bid In absence of offer, risk that share price could decline However, recent run-up in cable valuations likely to help provide floor Given dynamic from last year, may be perceived as an unwillingness to engage in substantive negotiations Be clear and explicit that neither the $27 offer nor an increase that is merely reflective of precedent bumps will be accepted Point to intrinsic value and not squeeze-out premiums as appropriate relevant benchmarks Make it clear that it makes little sense to reengage until Dolan Family Group can provide clarity into what sources of capital they would access to increase the offer Accept the $27 per share offer Reject the offer outright, simply reply that it is not enough value Provide clear and firm directional guidance Tactics and Next Steps 43

Potential Dolan Family Group Reaction to STC Response Potential Dolan Family Group Responses Stock price may decline, but recent run-up in cable valuations could provide a floor Price could continue to rise in the medium / long term if Company continues to achieve plan Potential future sale / privatization not foreclosed Potential Implications to Public Shareholders Withdraw Offer Status Quo / Normal Course Operations Sell Company / Assets Find Sources of Capital (e.g., Debt / Mezzanine / New Equity) Sell Assets Pursue Other Structures / Alternatives Stock price could fall on withdrawal, but then rebound to a level near private market value if market believes a sale is likely Private market values likely to be in significant excess of current offer / public market value However, Dolan Family Group have stated that they are not interested in other transactions, which may rule out a sale in the near-term Each additional 1/4 turn in leverage could provide another $0.5bn in value, or $2/share for the public shareholders However, management might not feel comfortable operating at higher leverage levels Current level of equity in the deal (~9%) is very low compared to precedent deals suggesting additional equity might be required to execute current or revised offer Dolan Family Group may have at least $580mm from special dividend distribution(1), providing for an additional $2.20 / share Could potentially partner with a sponsor willing to provide new equity for the deal Sale of certain RMH assets could generate cash Private market values likely exceed trading value for some segments Could potentially offer to buy certain parts of the business, spinning or selling other pieces, similar to 2005 Dolan offer Pursue Another Recapitalization Maintain or Raise Offer All shareholders share in value creation inherent in management plan and benefits of a recap However, Cablevision may be unlikely to stretch leverage much further under a public company scenario Tactics and Next Steps ___________________________ Calculated as 61.4mm shares x $10/share and assuming Dolan Family Group had no basis in the stock and was taxed at 15% on special dividend distribution. 44

Agree on message, approach and advocacy materials Communicate response to the Dolan Family Group and their advisors Further diligence Management Plan assumptions as Management Plan is finalized Engage senior management in additional diligence sessions as needed Engage the Dolan Family Group advisors in discussion on financing and capital structure assumptions in light of new LTP (e.g., share count, projections for year-end capital structure, financing of a pro forma AOCF, etc.) Begin negotiations with the Dolan Family Group and their advisors, as appropriate Initial Next Steps Respond to Dolan Family Group Proposal Wait for Dolan Family Group Response Continue Due Diligence Tactics and Next Steps 45